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                   [LETTERHEAD OF BAXTER INTERNATIONAL INC.]

                                                                   Exhibit 10.32

Baxter

November 16, 1995


Jack L. McGinley
855 East Rosemary Road
Lake Forest, Illinois  60045


Dear Jack:

This letter is to confirm our agreement concerning your early retirement from Baxter Healthcare Corporation and its affiliates ("Company"), as follows:

  1) You will continue your employment with the Company until either you or the Company decides to terminate your employment. If the Company terminates your employment, you will receive thirty (30) days advance notice. The effective date of your employment termination is your Early Retirement Date. Until your Early Retirement Date, you will continue working on matters assigned by me or my designee from time to time. If you resign prior to December 31, 1997, you will forfeit all of your rights created by this agreement.

  2) Between now and your Early Retirement Date, the Company will continue to pay you at regular payroll intervals a base salary at least equal to your current base salary. Until your Early Retirement Date, you are eligible to receive a bonus under the Company's Officer Incentive Compensation Plan(s) (cash bonus plan), if the Company continues to make the plan available to other officers, in the ordinary course. In addition, if the cash bonus plan is in effect in the year of your early retirement, you will be eligible to receive a pro-rated bonus, the pro-ration being based on the number of months between January 1 of that year and your Early Retirement Date. The determination of the amount and payment of the bonus(es) will be made in accordance with the provision of the plan(s). You are not eligible to participate in any Company bonus plans effective after your Early Retirement Date.

  3) Following your Early Retirement Date, the Company will pay you, in a lump sum, the cash value of your accrued, but unused vacation time. You will not accrue vacation time after your Early Retirement Date.

  4) Your active participation in the Baxter International Inc. and Subsidiaries Pension Plan ("Pension Plan") will continue until your

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     Early Retirement Date. Your vested accrued benefits in the Pension Plan will be distributed to you in accordance with its provisions. In addition, the Company will provide you with a non-qualified and unfunded supplemental pension benefit ("Pension Supplement"). The Pension Supplement will be calculated as follows:

       a) Initially, your accrued benefit will be determined, as of your Early Retirement Date, under the provisions of the Pension Plan as if: 1) all of your service with the Company was performed in the United States (specifically including your service with the Company in Canada and Japan) and 2) on your Early Retirement Date you were five years older and had five additional years of benefit service under the Pension Plan ("Adjusted and Enhanced U.S. Benefit").

       b) The Company will then determine, as of your Early Retirement Date, your actual accrued benefit under the provisions of the Pension Plan and your actual accrued benefit under the provisions of the Company's Canadian Pension Plan ("Combined U.S. and Canada Benefit")

       c) Your Pension Supplement equals the amount, if any, by which the Adjusted and Enhanced U.S. Benefit exceeds the Combined U.S. and Canada Benefit.

     Your Pension Supplement will be paid to you at the same time and in the same manner as your benefit under the Pension Plan.

     In the event of your death prior to your Early Retirement Date, the payment of your accrued benefit under the Pension Plan will be determined as if your Early Retirement Date were the day before your death and you selected a pension payment option of 100% Joint and Survivor.

  5) Your active participation in the Company's Incentive Investment Plan, if any, including your contributions, will continue until your Early Retirement Date, unless you elect to discontinue your contributions earlier. Your vested accrued benefits, if any, in the Incentive Investment Plan will be distributed to you in accordance with its provisions.

  6) Until your Early Retirement Date, you are eligible to participate in the Company's Flexible Benefits Program to the same extent eligibility is

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     extended in the ordinary course to other Company employees. On your Early
     Retirement Date, you are eligible to participate in the Company's retiree medical plan to the same extent eligibility is then extended in the ordinary course to other Company retirees. You may postpone retiree medical coverage and elect up to 18 months of medical and dental coverage under COBRA, if you are eligible. You may not obtain medical coverage through the retiree medical plan and COBRA simultaneously. If you elect COBRA coverage, you and the Company will share the cost for the first six months. For the remaining 12 months, you must pay the full COBRA cost.

  7) Until your Early Retirement Date, you are eligible to participate in the Company's Employee Stock Purchase Plan on the same basis as other Company employees. Your participation, if any, in the plan will cease on your Early Retirement Date. After your Early Retirement Date, you will receive a cash refund of the balance, if any, in your subscription account.

  8) Your stock options will vest or be forfeited according to their terms based on your Early Retirement Date.

     Your restricted shares earned, if any, before your Early Retirement Date will be allowed to vest and be paid according to their terms. Your restricted shares earned, if any, during the year of your Early Retirement will be pro-rated based on the number of months between January 1 and your Early Retirement Date. The pro-rated shares will be allowed to vest and be paid according to their terms.

  9) To preserve your rights to make various elections under the Company's Flexible Benefits Program, Pension Plan and Incentive Investment Plan, you must contact the Human Resources Department prior to your Early Retirement Date. To exercise your stock options, contact the Stockholder Services Department.

 10) In exchange for the money and benefits under this agreement, you waive your right to file, or participate as a class member in, any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) with federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents and fiduciaries. This waiver and release includes, but is not limited to, all claims of unlawful discrimination in regard to age, race, sex, color, religion, national origin and handicap under Title VII of the Civil Rights Act, the Age

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     Discrimination in Employment Act or any other federal or state statutes, all claims for wrongful employment termination or breach of contract and any other claims relating to your employment or termination of employment with the Company. This waiver and release also apply to your heirs, assigns, executors and administrators. This waiver and release do not waive rights or claims that may arise after the date this agreement is signed, except as provided in the next sentence. Your acceptance, or acceptance on your behalf, of the Pension Supplement under paragraph 4 of this agreement will constitute confirmation of this waiver and general release as if you signed it again on the date such benefits are accepted.

 11) You also agree: (a) not to intentionally disparage the Company, its employees or products; (b) not to intentionally engage in actions contrary to the interest of the Company; (c) to honor the terms of your confidentiality and employment agreements with the Company; (d) to conduct the transition described here in a constructive and positive manner; and
     (e) to keep the terms of this agreement confidential.

 12) In addition to the obligations under your employment agreement with the Company, you agree that, until one year from your Early Retirement Date, you will not directly or indirectly, as a consultant, employee or owner, engage in any activity which is competitive with the businesses of the Company, on your Early Retirement Date, without the Company's prior approval. I assure you it is the Company's intention to be fair and reasonable in considering this issue and to grant such approval whenever your competition will not adversely affect one of the Company's major businesses. The Company may terminate its payment to you under this agreement if you fail to comply with your obligations under this agreement.

 13) All amounts payable to you or on your behalf under this agreement will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding will be made where necessary. In addition, all amounts payable to you under this agreement are expressed as gross amounts, and the Company will not gross up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.

 14) You are not entitled to any money, Company stock or other severance benefits as a result of your termination of employment, except as specified in this agreement.

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 15) You acknowledge that no promises have been made which are not included in this agreement, and that this agreement contains the entire understanding between you and the Company relating to your early retirement. You acknowledge that the terms of this agreement are contractually binding. If any portion of this agreement is declared invalid or unenforceable, the remaining portions of this agreement will continue in force.

 16) You acknowledge that you carefully read the terms of this agreement, you know and understand its content and meaning, you had at least 21 days to review it, you were encouraged to consult with an attorney before accepting it and you accept it voluntarily. You have 7 days after you sign this agreement to revoke it, and this agreement will not become effective or enforceable until the 7-day period ends.

If this letter accurately reflects our agreement, please sign two copies, and return one of them to me by December 11, 1995 or I will assume that you rejected this agreement.

This agreement is subject to the approval of the Board of Directors of Baxter Healthcare Corporation.

Sincerely,


/s/ Lester B. Knight
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Lester B. Knight


ACCEPTED AND AGREED:


/s/ Jack Mcguiley
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(Signature)

Nov. 20/95
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(Date)

cc:  Steve Kane
     Mike Tucker
     Herb Walker

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